UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2025

TRON INC.

(Exact name of registrant as specified in charter)

Nevada	001-41768	32-0686534
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

941 W. Morse Blvd.

Suite 100

Winter Park FL 32789

(Address of principal executive offices) (Zip Code)

(407) 230-8100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TRON	The Nasdaq Stock Market LLC
(The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on June 16, 2025, Tron Inc. (the “Company”, formerly SRM Entertainment, Inc.) issued warrants to acquire up to 220,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at an exercise price of $0.50 per share (the “PIPE Warrants”) in connection with its private placement of Series B Convertible Preferred Stock with Bravemorning Limited, a institutional investor entity (the “Holder” or “Bravemorning”).

The Holder is an entity controlled by Mr. Weike Sun, a member of the Company’s Board of Directors (the “Board”).

On August 25, 2025, the Board (other than Mr. Weike Sun who recused himself from this decision) authorized the Company to enter into an amendment to the PIPE Warrants (the “Amendment”). Pursuant to the Amendment, the exercise price of the PIPE Warrants may now be paid, at the Holder’s election, in TRON tokens (“TRX”) in addition to the existing methods of cash or cashless exercise. The fair market value of TRX for purposes of satisfying the exercise price will be determined based on the closing price of TRX published on CoinMarketCap on the calendar day immediately preceding the date of exercise. All other terms of the PIPE Warrants remain unchanged.

The foregoing description of the Amendment does not purport to be a complete description and is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 4.1 and incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
4.1	Amendment to Common Stock Purchase Warrant
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRON INC.

Date: August 29, 2025	By:	/s/ Richard Miller
	Name:	Richard Miller
	Title:	Chief Executive Officer